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                                                                     EXHIBIT 2.5

                                   EXHIBIT A
                                   ---------

                                PROMISSORY NOTE

   (EXHIBIT A TO THE ASSET PURCHASE AGREEMENT FILED HEREWITH AS EXHIBIT 2.4)
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                                PROMISSORY NOTE

$3,931,151.67                                                 Irvine, California
                                                                 August 15, 2001

     FOR VALUE RECEIVED, the undersigned, Microsemi Corporation, a Delaware corporation ("Maker"), promises to pay to Compensated Devices, Inc., a Massachusetts corporation ("Payee"), or its assignee, at the office of Payee or such other address as Payee shall designate in writing to Maker from time to time, Three Million Nine Hundred Thirty-One Thousand One Hundred Fifty-One Dollars and Sixty-Seven Cents ($3,931,151.67), plus interest, as follows:

     (a) This Promissory Note ("Note") shall be payable on or within ten (10) days following the first anniversary of the date of this Note and shall be payable either (or in any combination), at the sole and absolute discretion of Maker, in (a) cash or (b) shares of common stock, par value $.20 ("Common Stock") of Maker, in an aggregate amount equal to the sum of the unpaid principal and all interest accrued to the date of payment as described hereinbelow. Any shares of Common Stock issued in payment of this Note shall be deliverable on the date of payment of this Note to a custodian pursuant to an arrangement with a custodian of the shares for the Payee mutually acceptable to Maker and Payee and liquidated by the custodian on behalf of the Payee within the sixty (60) days following the first anniversary of the date of this Note, at a rate of not more than 10,000 shares sold per trading day, except with Maker's prior written consent or direction. Payee shall receive from the custodian cash proceeds net of stock brokerage commissions under this arrangement that will extinguish and satisfy the amount due under this Note on a dollar for dollar basis. Maker shall also pay Payee in cash any deficiency between (A) the amount of principal plus accrued interest under this Note paid by delivery of Common Stock and (B) the net proceeds to Payee, after sales commissions, on dispositions of such Shares by the custodian as described hereinabove. When the net proceeds to Payee of such shares of Common Stock equal or exceed one hundred percent (100%) of the portion of the principal plus accrued interest as of the date of this Note paid in shares of Common Stock, the excess shares of Common Stock shall not be sold and the excess shares shall be paid over to Maker by the custodian and canceled, or disposed of otherwise for Maker's sole account.

     (b) This Note shall bear simple interest at a rate of six percent (6%) per annum.
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     (c)  Maker shall not issue shares of Common Stock in payment of this Note except to the extent the resale thereof by Payee (and its shareholders provided that this Note is distributed pro rata to Payee's shareholders) would be (i) registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and (ii) qualified and registered or exempt from qualification and registration under applicable state securities laws. This Note and the shares of Common Stock issuable hereunder have not been registered under the Securities Act.

     (d)  If, for any reason prior to the time this Note is to be paid, Maker
(i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares; (iii) combines its outstanding shares of Common Stock into a smaller number of shares; (iv) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock (other than Common Stock) or rights, warrants, or options for its capital stock); or (v) issues by reclassification of its Common Stock any shares of its capital stock (or rights, warrants, or options for its capital stock), the term Common Stock as used herein shall include such securities of Maker outstanding as of the first anniversary of the Closing Date.

     (e) If, for any reason, the shares of Common Stock of Maker cease to be traded on a national securities exchange or quotation system prior to the time this Note is to be paid, whether because of a merger or exchange of stock or other disposition of Maker, this Note will be payable in cash only within the ten (10) days following the first anniversary of the Closing Date.

     (f) Subject to express limitations in this paragraph (f), this Note is subject to set-off as a source of indemnification to Maker for and against any breach or violation of any of Payee's representations, warranties or agreements in the transaction pursuant to the Asset Purchase Agreement dated as of August 15, 2001 ("Purchase Agreement") among the Payee, Payee's shareholders (therein called the Owners) and Micro CDI Acquisition Corp. Accordingly, Maker shall be entitled to (i) offset and retain from any payment or delivery of shares otherwise due hereunder the full amount of any and all indemnifications due from Payee or its shareholders to Maker under the terms of the Purchase Agreement not previously paid by the party from which the indemnification is due, in which event Maker shall remit the payment amounts remaining, if any, after such offset and retention, to Payee or its assigns, and (ii) withhold from such amounts otherwise due to Payee the full amount of any pending indemnification claim of Maker not previously paid by Payee or its shareholders by offset against any amounts due under this Note, in which event Payee

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and its shareholders shall mutually establish an interest-bearing escrow account to be held by an independent financial institution into which Maker shall promptly cause to be deposited an amount equal to the amount withheld from the Payee or its shareholders. The amount set-off against this Note shall not exceed the sum of $200,000. Promptly after the resolution pursuant to Article 10 of each indemnity claim in respect of which funds are being held in the Escrow Account, the parties shall cause to be disbursed from such account to Maker, the amounts, if any, to which Maker is entitled, together with any accrued interest thereon, and to the Payee or its shareholders, the amounts, if any, to which the Payee and its shareholders are entitled, together with any accrued interest thereon. The parties agree to cooperate with each other in good faith to establish the escrow account and, in that connection, to execute all documents and instruments reasonably necessary or appropriate to establish such account. The costs and expenses of establishing and maintaining the escrow account shall be borne equally by Maker, on the one hand, and the Payee or its shareholders, on the other hand. The interest rate applicable to the escrow does not refer or relate whatsoever to any rate of interest described elsewhere in this Note.

     (g) No failure, delay or omission by the Payee in exercising any right, remedy or power hereunder shall operate as a waiver of such right, remedy or power or of any other right, remedy, or power. No waiver of any right, remedy or power on one occasion shall be construed as a waiver of, or a bar to, the exercise of such right, remedy or power on any other occasion. All such rights, remedies and powers of the Payee hereunder, under other agreements of the Maker with the Payee, and under applicable law are cumulative and not alternative or exclusive and may be exercised by the Payee at such time or times and in such order of preference as the Payee may deem advisable. Maker hereby waives presentment, demand for payment, notice of default, dishonor, protest and notice of protest and all other demands or notices required for payment of this Note.

     (h) This Note shall take effect as an instrument under seal and shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts applicable to agreements performed wholly within such jurisdiction.

     (i) Notwithstanding any other term or provision in this Note or the documents pursuant to which this Note is issued, payment of interest shall not exceed any amount which would cause a violation of any usury law applicable to this Note; and the terms of this Note shall automatically be adjusted to permit payment of the maximum amount allowed under law, subject to the maximum provided for in this Note.

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     In the event that any action or proceeding is brought to enforce the terms of this Note, the prevailing party shall be entitled to its reasonable costs and expenses, including attorneys' fees.

     IN WITNESS WHEREOF, the Maker has caused this Note to be executed in its name by its duly authorized officer.


                                   MICROSEMI CORPORATION

                                   By:__________________________________________
                                        James R. Shiring,
                                        Vice President, East Coast Operations


WITNESS:

__________________________

Print Name:____________________

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